China Agritech Received Notice of Delisting from Nasdaq and Has Filed an Appeal

BEIJING, April 18, 2011 — China Agritech, Inc. (NasdaqGM: CAGC) ("China Agritech", or the "Company"), a leading organic compound fertilizer manufacturer and distributor in China, today announced that it has received a letter dated April 12, 2011 from The NASDAQ Stock Market LLC (“Nasdaq”) advising that the Nasdaq Staff intends to delist the Company’s common stock based on public interest concerns and the Company’s failure to file its 2010 Form 10-K on time. Nasdaq stated that its determination was based on Nasdaq’s broad discretionary authority pursuant to Listing Rule 5101 to deny continued listing and the failure of the Company to comply with Listing Rule 5250(c)(1) related to the filing of periodic financial reports.

The Company has today filed an appeal of the determination by requesting an oral hearing before a Nasdaq listing qualifications panel. There can be no assurance that the appeal will be successful. The trading suspension, which commenced on March 14, 2011, remains in effect pending a decision by the panel.

In response to allegations made in a short seller’s report and a report by its former auditors, Ernst & Young Hua Ming, regarding issues that surfaced during the audit process, the Company has formed a Special Committee of the independent members of its board of directors to conduct an investigation. The Special Committee engaged the law firm of TroyGould PC to advise it in connection with its investigation, and TroyGould retained BDO China Li Xin Da Hua Certified Public Accountants Co., Ltd. to assist in the investigation with respect to various accounting issues, including specific financial transactions and customer relationships. In addition, the Company has recently appointed Simon & Edward, LLP to serve as its independent registered public accounting firm, effective April 6, 2011. The internal investigation is currently in process, but it is uncertain when the Company will be able to file its 2010 Form 10-K.

About China Agritech, Inc.
China Agritech, Inc. is engaged in the development, manufacture and distribution of liquid and granular organic compound fertilizers and related products in China. The Company has developed proprietary formulas that provide a continuous supply of high-quality agricultural products while maintaining soil fertility. The Company sells its products to farmers located in 28 provinces of China. For more information about the company, please visit http://www.chinaagritechinc.com

For more information, please contact:
Mr. Eddie Fan	Matt Kreps
Investor Relations Director	Director of Investor Relations
China Agritech, Inc.	Shelton Group
eddiefan@chinaagritech.com	mkreps@sheltongroup.com